Exhibit 99.1

ActivIdentity Reports Third Quarter Fiscal 2006 Financial Results

FREMONT, Calif., August 9, 2006—ActivIdentity Corporation (NASDAQ: ACTI), a global leader in digital identity assurance, today announced financial results for its third quarter of fiscal 2006 ended June 30, 2006.

Revenue for the quarter ended June 30, 2006 was $12.9 million compared to $12.0 million for the quarter ended June 30, 2005, and $11.1 million for the previous quarter ended March 31, 2006.

Gross margin for the three months ended June 30, 2006 was 55 percent compared to 73 percent for the quarter ended June 30, 2005, which included one-time revenues related to the sale of certain patent rights. Gross margin for the previous quarter ended March 31, 2006 was 59 percent. Contributing to the lower gross margin in the last quarter was a higher mix of hardware sales.

Total operating expenses for the three months ended June 30, 2006 were $14.4 million compared to $14.7 million for the quarter ended June 30, 2005 and $15.6 million for the previous quarter ended March 31, 2006. Sales and marketing, research and development and general and administrative expenses, excluding additional stock based compensation, for the three months ended June 30, 2006 were $13.6 million compared to $14.0 million for the previous quarter ended March 31, 2006.

Cash used in operations for the three months ending June 30, 2006 was $1.2 million compared to $7.8 million for the quarter ended June 30, 2005 and $6.0 million for the previous quarter ended March 31, 2006. Contributing to the lower use of cash in operations in the quarter was the timing of payments from a large customer.

Net loss for the quarter ended June 30, 2006 was $5.3 million, or $0.12 per basic and diluted share, compared to $5.6 million, or $0.13 per basic and diluted share, for the three months ended June 30, 2005. Net loss for the previous quarter ended March 31, 2006, was $8.3 million, or $0.18 per basic and diluted share.

Jason Hart, CEO of ActivIdentity, said, “We have made progress this quarter in reducing our operating expenses, which have come down from $16.1 million in Q1 this fiscal year to $14.4 million in Q3. We will continue to focus on this area of our operations.”

“While revenue for the quarter was within guidance, we must continue to grow our top line. We are gaining momentum with our public sector digital identification solutions in governments worldwide. In US government sales, we move into what has historically been a seasonally strong quarter, and maintain a moderately positive outlook as departments and agencies look to comply with HSPD-12’s October deadline, and complete their IT projects by their year-end.”

“Demand for our enterprise employee identification solutions continues to strengthen as organizations move to converge their physical and logical identification.”

Third Quarter Financial Highlights

•	Ended the quarter with $137 million in cash and short-term investments.

•	Reduced operating expenses and cash used in operations compared to the same period last year as well as the previous quarter.

•	Had strong collection performance in accounts receivable, with a reduction of $4.4 million to $6.3 million at the end of our fiscal third quarter, compared to $10.7 million at the end of the previous quarter.

•	Closed our fiscal third quarter with deferred revenue at $9.6 million compared with $10.4 million for last quarter.

•	Recorded a loss per share for our fiscal third quarter of $0.12 compared with $0.18 in the previous quarter, and $0.13 in the third quarter of fiscal year 2005.

Third Quarter Business Highlights

•	Achieved FIPS certification for ActivClient and two additional smart card solutions. US Federal Government departments and agencies must use FIPS-certified technology in their IT infrastructures to achieve HSPD-12 compliance.

•	Launched the Global Channel Program for value-added distributors. The program is designed to create a global network of partners trained and certified to deliver our digital identification solutions to customers in a secure and cost effective manner.

•	Continued support for industry standards with the launch of ActivIdentity Mini Token and Authentication Software Development Kit (SDK) with support for the algorithm technology developed by OATH, an industry initiative for open authentication.

•	Signed an OEM partnership agreement with a large technology vendor for our enterprise smart card solution.

Outlook

ActivIdentity anticipates that revenue for its fourth quarter of fiscal 2006 ending September 30, 2006 will range from $14.5 to $15.5 million, while sales and marketing, research and development, and general and administrative expenses are expected to range from $13 to $14 million, excluding additional stock-based compensation, amortization and restructuring.

Conference Call

ActivIdentity will host a live audio web cast of its quarterly conference call to discuss results of its third fiscal quarter ended June 30, 2006 at 2:00 p.m. PDT (5:00 p.m. EDT) today, Wednesday, August 9, 2006.

The public is invited to listen to the live audio web cast of ActivIdentity’s conference call on the investor relations section of the Company’s website at www.ActivIdentity.com. A replay of both the web cast and the audio of the conference call will be available approximately two hours after the conclusion of the call. The web cast will remain available on the investor relations section of the Company’s website until 11:59 p.m. on September 9, 2006. The audio replay will remain available until 11:59 p.m. PDT on August 12, 2006 and can be accessed by dialing 800-642-1687 or 706-645-9291 and entering the conference ID number 3864925.

About ActivIdentity

ActivIdentity (formerly known as ActivCard) is a trusted provider of digital identity assurance solutions for the enterprise, government, healthcare, and financial services markets worldwide. The company provides the only fully-integrated platform for the secure issuance, management and use of single secure digital identities.

The ActivIdentity platform allows users to access information, communicate and conduct electronic transactions anywhere, anytime, regardless of differing security requirements and authentication challenges. Solutions include secure remote access, single sign-on, large scale enterprise access card systems, and multi-channel identification and verification.

More than 15 million users and 4,000 customers worldwide rely on solutions from ActivIdentity. Headquartered in Fremont, Calif., the company has development centers in the United States, Australia, France, and sales and service centers in more than ten countries. For more information, visit www.actividentity.com.

ActivIdentity and ActivCard are registered trademarks in the United States and/or other countries. All other trademarks are the property of their respective owners in the United States and/or other countries.

The statements in this press release that are not historical facts are forward-looking statements that involve risks and uncertainties. These risks and uncertainties include risks relating to our history of losses and need for revenue growth and cost containment, the integration of acquired business and technologies, the variability of our quarterly results, and other risks identified under the caption “Risk Factors” in our most recent Annual Report on Form 10-K, and in subsequent Quarterly Reports on Form 10-Q, which are filed with the United States Securities and Exchange Commission (SEC). Copies of these filings are available from the Company and on the SEC’s Web site at www.sec.gov. Actual results, events and performance may differ materially from our forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company disclaims any intention to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

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IR Contacts:

Kristy Dennis

ActivIdentity

(510) 565-4333

Don King

McGrath/Power Public Relations

(941) 748-9695

ActivIdentity Corporation

Condensed Consolidated Balance Sheets

(In thousands)

	June 30, 2006	September 30, 2005 (1)
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$14,227	$13,167
Short-term investments	122,821	140,387
Accounts receivable, net	6,311	7,156
Inventories	1,252	1,649
Prepaid and other current assets	2,988	3,630

Total current assets	147,599	165,989

Property and equipment, net	2,942	3,116
Other intangible assets, net	6,663	9,323
Other long-term assets	991	757
Goodwill	36,080	36,162

Total assets	$194,275	$215,347

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,960	$1,696
Accrued compensation and related benefits	5,281	6,071
Current portion of accrual for restructuring liability	809	1,209
Accrued and other current liabilities	3,702	5,213
Current portion of deferred revenue	8,697	6,580

Total current liabilities	20,449	20,769

Deferred revenue, net of current portion	857	1,877
Long-term portion of accrual for restructuring liability, net of current portion	2,366	2,986
Long-term deferred rent	961	1,056

Total liabilities	24,633	26,688

Minority interest	1,145	1,240

Shareholders’ equity:
Common stock	419,834	417,809
Deferred employee stock-based compensation	—	(615)
Accumulated deficit	(236,860)	(214,731)
Accumulated other comprehensive loss	(14,477)	(15,044)

Total shareholders’ equity	168,497	187,419

Total liabilities and shareholders’ equity	$194,275	$215,347

(1)	Derived from audited consolidated financial statements.

ActivIdentity Corporation

Condensed Consolidated Statement of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2006	2005	2006	2005
Revenue:
Software	$4,877	$2,653	$15,046	$12,651
Hardware	4,711	3,124	10,863	9,601
License	—	4,100	—	4,100
Maintenance and support	3,355	2,158	9,598	6,394

Total revenue	12,943	12,035	35,507	32,746

Cost of revenue:
Software	1,426	945	3,577	3,345
Hardware	2,707	1,523	6,453	5,195
License	—	23	—	23
Maintenance and support	1,093	578	2,797	1,841
Amortization and impairment of acquired developed technology	663	237	1,989	4,850

Total cost of revenue	5,889	3,306	14,816	15,254

Gross profit	7,054	8,729	20,691	17,492

Operating expenses:
Sales and marketing	6,722	6,846	20,495	21,936
Research and development	4,907	4,353	14,341	13,357
General and administration	2,593	2,529	9,734	8,172
Restructuring, business realignment, and severance benefits	20	733	814	1,142
Amortization of acquired intangible assets	123	233	671	859
Write-down of acquired intangible assets	—	—	—	2,352
Impairment of goodwill	—	—	—	9,426
In-process research and development	—	—	—	537

Total operating expenses	14,365	14,694	46,055	57,781

Loss from operations	(7,311)	(5,965)	(25,364)	(40,289)

Other income (expense):
Interest income, net	1,215	1,069	3,330	3,208
Other income (expense), net	938	(683)	(9)	(613)
Equity in net loss of Aspace Solutions Limited	—	—		—

Total other income (expense), net	2,153	386	3,321	2,595

Loss from operations before income tax and minority interest	(5,158)	(5,579)	(22,043)	(37,694)
Income tax provision	(130)	(12)	(183)	(122)
Minority interest	27	(34)	97	(4)

Net loss	$(5,261)	$(5,625)	$(22,129)	$(37,820)

Net loss per share	$(0.12)	$(0.13)	$(0.49)	$(0.87)

Shares used to compute basic and diluted net loss per share	45,349	43,632	45,218	43,258

ActivIdentity Corporation

Condensed Consolidated Statement of Cash Flows

(In thousands)

(Unaudited)

	Nine Months Ended June 30,
	2006	2005
Cash flows from operating activities:
Net loss from operations	$(22,129)	$(37,820)
Adjustments to reconcile loss from operations to net cash used by operating activities:
Depreciation and amortization	1,177	1,399
Amortization and impairment of acquired developed technology	1,989	4,850
Impairment of goodwill	—	9,426
Write-down of acquired intangible assets	—	2,352
Amortization of acquired intangible assets	671	859
In-process research and development	—	537
Amortization of employee stock-based compensation	2,569	201
Loss on disposal of property and equipment	160	74
Minority interest	(97)	4
Changes in:
Accounts receivable	1,037	(4,188)
Inventories	464	198
Prepaid and other current assets	682	13
Accounts payable	196	(127)
Accrued compensation and related benefits	(895)	(2,287)
Accrual for restructuring, business realignment, and severance benefits	(1,039)	(728)
Accrued and other current liabilities	(888)	405
Deferred revenue	1,005	(3,675)
Deferred rent	(39)	16

Net cash used in operating activities	(15,137)	(28,491)

Cash flows from investing activities:
Purchases of property and equipment	(1,139)	(611)
Purchases of short-term investments	(89,584)	(14,953)
Proceeds from sales and maturities of short-term investments	107,911	61,675
Cash used in acquisitions	(746)	(7,162)
Acquisition of ActivCard S.A. minority interest	—	(59)
Other long-term assets	(216)	(28)

Net cash provided by (used in) investing activities	16,226	38,862

Cash flows from financing activities:
Proceeds from sale of common stock	70	2,813
Repayment of short-term borrowings	—	(1,490)

Net cash provided by financing activities	70	1,323
Effect of exchange rate changes	(99)	(19)

Net decrease in cash and cash equivalents	1,060	11,675
Cash and cash equivalents, beginning of period	13,167	17,113

Cash and cash equivalents, end of period	$14,227	$28,788